Exhibit 99.1
Press Release

INTERACTIVE DATA REPORTS FOURTH-QUARTER AND
FULL-YEAR 2004 RESULTS

2004 Service Revenue Increases by 9.5% and Net Income Increases by 11.2%

BEDFORD, Mass – February 24, 2005 – Interactive Data Corporation (NYSE: IDC) today reported its financial results for the fourth quarter and full year ended December 31, 2004. Fourth-quarter 2004 service revenue grew 4.0% to $125.2 million from $120.4 million in the fourth quarter of 2003. Net income for the fourth quarter of 2004 increased by 15.7% to $21.1 million, or $0.22 per diluted share, from $18.2 million, or $0.19 per diluted share, in the same quarter last year.

“Our fourth-quarter 2004 results were impacted by a reversal of $6.8 million in service revenue and $5.6 million in direct costs, with an associated reduction of $1.2 million in income from operations,” stated Stuart Clark, president and chief executive officer. “These service revenues, direct costs and income from operations were recognized in prior periods and were attributable to services delivered to one international customer. The reversal was due to the fact that while we were providing services to, and receiving payment from the customer, there was no definitive service contract in place. We recently executed a definitive contract with this customer, and the service revenue, direct costs and income from operations that were reversed in the fourth quarter of 2004 will be recognized in the first quarter of 2005.”

“Interactive Data’s business performed very well in the fourth quarter. We saw continued strength at eSignal and in our FT Interactive Data North American business, as well as improvement at FT Interactive Data’s European operations. In the institutional segment of our business, which is composed of FT Interactive Data, ComStock and CMS BondEdge, fourth-quarter 2004 renewal rates remained at or above 95% worldwide. In addition, new sales in the fourth quarter were well in excess of cancellations, driven by demand for value-added services such as evaluated pricing,” said Clark.

Commenting on 2004, Clark noted, “Interactive Data enjoyed another successful year of growth and expansion. We generated double-digit net income growth for the third consecutive year, a notable accomplishment in light of challenging market conditions that have persisted during this period. We made good progress on a number of fundamental elements of our strategy, including elevating our relationships with institutional customers, developing new and enhanced service offerings, pursuing acquisitions, and strengthening our technology infrastructure. As a result, we enhanced our leadership position in each of the areas we serve.”

“Many financial institutions worldwide are recognizing Interactive Data as a trusted business partner with the critical data and tools necessary to facilitate their operational workflow and address major industry challenges, including ongoing regulatory change. Entering the new year, we anticipate stable market conditions consistent with recent quarters. Each of our core businesses is poised for growth in 2005, and we will continue to invest in completing our data center consolidation initiative, developing new and enhanced offerings, and implementing other key programs that will continue to strengthen our customer relationships,” concluded Clark.

Other Fourth-Quarter Operating and Financial Highlights

•	Before the effects of foreign exchange, Interactive Data’s fourth-quarter 2004 service revenue grew by $3.1 million, or 2.6%, over the comparable period in 2003. Before the effects of foreign exchange, fourth-quarter 2004 total costs and expenses were in line with the fourth quarter of last year. The net effect of foreign exchange for the fourth quarter of 2004 was a $0.6 million increase in income from operations, resulting from a $1.7 million increase in service revenue offset by a $1.1 million increase in total costs and expenses.

•	FT Interactive Data generated fourth-quarter 2004 service revenue of $87.8 million, a 6.6% increase over the prior year’s fourth quarter (or an increase of 4.5% before the effects of foreign exchange). North American service revenue for the fourth quarter of 2004 grew 5.2% over the prior year’s fourth quarter, reflecting increased demand for evaluated and descriptive services. The number of Fair Value Information Service customers increased to 101 at the end of the fourth quarter of 2004, up from 89 at the end of the third quarter of 2004, and 29 at the beginning of the year. Fourth-quarter 2004 European service revenue increased by 12.0% (or an increase of 9.2% before the effects of foreign exchange and excluding the Index Services business that was closed at the end of 2003) from the fourth quarter last year and improved from the third quarter of 2004. While FT Interactive Data’s fourth-quarter 2004 European service revenue did reflect certain one-time items, the underlying service revenue trend in this region is now positive. Asia-Pacific fourth-quarter 2004 service revenue was roughly flat in absolute dollars compared with the prior year’s fourth quarter.

•	ComStock generated fourth-quarter 2004 service revenue of $10.3 million, a decrease of 41.7% over the same quarter last year (or a decline of 41.1% before the effects of foreign exchange). The decline reflects the previously mentioned adjustment to reverse $6.8 million of service revenue and $5.6 million in direct costs with an associated reduction of $1.2 million in income from operations. These service revenues, direct costs and income from operations were recognized in prior periods and were attributable to services delivered to one international customer. The reversal was due to the fact that while ComStock was providing services to, and receiving payment from, the customer, there was no definitive service contract in place. ComStock recently executed a definitive contract with this customer and the service revenue, direct costs and income from operations that were reversed in the fourth quarter of 2004 will be recognized in the first quarter of 2005. The adjustment had no material impact on any historical reporting periods. During the fourth quarter of 2004, ComStock continued to win new business as well as invest in initiatives aimed at expanding capacity and facilitating integration into institutional enterprise-wide applications.

•	CMS BondEdge service revenue for the fourth quarter of 2004 increased 3.7% over last year’s fourth quarter to $8.1 million. Fourth-quarter highlights included eleven new client installations, increased service bureau business, and the release of the latest version of BondEdge.

•	eSignal’s fourth-quarter 2004 service revenue grew 58.8% to $18.0 million over 2003’s fourth quarter. FutureSource, whose assets were acquired by the Company in September 2004, represented approximately 32% of eSignal’s fourth-quarter 2004 service revenue. eSignal ended the fourth quarter of 2004 with more than 43,700 direct subscription terminals, which includes approximately 6,550 terminals as a result of the FutureSource asset acquisition.

•	Interactive Data’s other service revenue has been primarily composed of broadcast services and real-time foreign exchange data services. In April 2004, we completed the phase out of broadcast services. As expected, other service revenue for the fourth quarter of 2004 decreased 25.2% from the same quarter last year to $0.9 million primarily as a result of the broadcast services phase out. In 2005, real-time foreign exchange services will be classified as part of ComStock, which took responsibility for managing this product line during the past year.

•	Total fourth-quarter 2004 costs and expenses increased by $0.7 million to $92.6 million from $91.9 million in the fourth quarter of 2003. Included in the Company’s fourth-quarter 2004 costs and expenses was an insurance reimbursement to the Company of $1.3 million for the Heartland settlement and related legal expenses, almost all of which were incurred in 2003. Total costs and expenses for the fourth quarter of 2004 declined by $6.2 million, or 7.0%, before total costs and expenses associated with businesses acquired or closed in the past 12 months, the effects of foreign exchange and data center consolidation initiative costs.

•	Regulatory compliance, including compliance with rules under the Sarbanes-Oxley and the Investment Advisers Acts, continued to be an area of investment for the Company in the fourth quarter of 2004. In particular, Interactive Data continues to commit significant resources to develop, test and refine the Company’s internal control over its financial reporting as required by Section 404 of the Sarbanes-Oxley Act.

Twelve Month Results

For the twelve months ended December 31, 2004, Interactive Data reported service revenue of $484.6 million, an increase of 9.5% over $442.7 million for 2003. Total costs and expenses for 2004 rose 9.6%, or $31.4 million, to $358.7 million from $327.3 million in 2003. Income from operations increased 9.1% from $115.3 million in 2003 to $125.9 million in 2004. Net income in 2004 increased 11.2% to $80.3 million, or $0.84 per diluted share, from $72.2 million, or $0.76 per diluted share, in 2003.

As of December 31, 2004, Interactive Data had no outstanding debt and had cash, cash equivalents and marketable securities of $210.3 million, an increase of $35.2 million from September 30, 2004. Under the one million share buyback program initiated in September 2004, Interactive Data repurchased a total of 145,000 shares at an average price of $20.57 per share during the fourth quarter of 2004. This is the first quarter in which Interactive Data has repurchased shares under this buyback program.

Outlook

We anticipate similar business conditions in 2005 to those that we experienced during the second half of 2004. We believe customers in the financial services sector will continue to be focused on cost containment initiatives. We currently anticipate that 2005 service revenue and net income growth will be in the high single-digit to low double-digit range. The effective tax rate for 2005 is expected to be in the range of 38.0% to 38.5%. Capital expenditures for 2005 are expected to be in the range of $24.0-$26.0 million. This outlook does not include an estimate for the cost associated with expensing stock options in the second half of 2005.

Conference Call Information

Interactive Data Corporation’s management will conduct a conference call Thursday, February 24, at 11:00 a.m. Eastern Time to discuss the fourth-quarter and full-year 2004 results, related financial and statistical information, and additional business matters. The dial-in number for the conference call is (706) 679-4631; no access code is required. Investors and interested parties may also listen to the call via a live web broadcast available through the Investor Relations section of the Company’s web site at www.interactivedata.com and through www.StreetEvents.com. To listen, please register and download audio software at the site at least 15 minutes prior to the call. For those who cannot listen to the live broadcast, a replay of the call will be available from Thursday, February 24, 2005 at 2:00 p.m. through Thursday, March 3, 2005 at 2:00 p.m., and can be accessed by dialing (706) 645-9291 or (800) 642-1687, using access code 3721913. This press release and other financial and statistical information to be presented on the conference call will be accessible on the Investor Relations section of the Company’s web site at www.interactivedata.com.

Non-GAAP Information

In an effort to provide investors with additional information regarding our results as determined by generally accepted accounting principles (GAAP), we also disclose the following non-GAAP information, which management believes provides the following useful information to investors:

•	Management refers to growth rates at constant currency so that business results can be viewed without the impact of changing foreign currency exchange rates, thereby facilitating period-to-period comparisons of the Company’s underlying business. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower than growth reported at actual exchange rates.

•	Management refers to organic growth, which excludes the contribution of businesses acquired or closed during the past 12 months, and the effects of foreign currency exchange rates, because management believes that facilitating period-to-period comparisons of the Company’s organic service revenue growth on a constant dollar basis better reflects actual trends. As part of determining organic growth, management refers to service revenue for our FT Interactive Data, ComStock, CMS BondEdge, eSignal and other businesses. Management uses such information for evaluating its business, and for forecasting and planning purposes. In addition, since we have historically reported service revenue for these businesses to the investment community as part of our Reports on Form 10-K and Form 10-Q, we believe that continuing to offer such information provides consistency in our financial reporting.

•	Management includes information regarding total costs and expenses excluding total costs and expenses associated with the businesses acquired or closed during the past 12 months, the effects of foreign exchange, and increased spending related to the data center consolidation initiative because management believes changes in our core total costs and expenses on a constant dollar basis better reflect actual trends.

The above measures are non-GAAP measures and should not be considered in isolation from, and are not intended to represent an alternative measure of, revenue, total costs and expenses, earnings or cash flows provided by operating activities, each as determined in accordance with GAAP. In addition, the above measures may not be comparable to similarly titled measures reported by other companies.

Forward-looking and Cautionary Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe-harbor created by such Act. These statements include our statements discussing future financial conditions, results or projections, including those appearing under the heading “Outlook” and those statements about expected market conditions and our expected growth. These statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to: (i) the presence of competitors with greater financial resources than ours and their strategic response to our services and products; (ii) the possibility of a prolonged outage or other major unexpected operational difficulty at any of our data centers; (iii) our ability to maintain relationships with our key suppliers and providers of market data; (iv) our ability to maintain our relationships with service bureaus and custodian banks; (v) a decline in activity levels in the securities markets; (vi) consolidation of financial services companies, both within an industry and across industries; (vii) the continuing impact of cost cutting pressures across the industries we serve; (viii) new product offerings by competitors or new technologies that could cause our products or services to become less competitive or obsolete; (ix) our ability to derive the anticipated benefits from our acquisitions; (x) potential regulatory investigations of us or our customers relating to our services; (xi) the regulatory requirements applicable to our FT Interactive Data subsidiary, which is a registered investment advisor; (xii) our ability to attract and retain key personnel; (xiii) the ability of our majority shareholder to exert influence over our affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of our stockholders; (xiv) our ability to successfully complete the consolidation of our data centers and achieve anticipated benefits; (xv) our ability to develop new and enhanced service offerings and our ability to market and sell those new and enhanced offerings successfully to new and existing customers; and (xvi) our ability to comply in a timely manner with the rules and regulations set forth in and/or adopted pursuant to the Sarbanes-Oxley Act. We undertake no obligation to update these forward-looking statements.

About Interactive Data Corporation

Interactive Data Corporation is a leading global provider of securities pricing, financial information, and analytic tools to institutional and individual investors. The Company supplies time-sensitive pricing (including evaluated pricing), dividend, corporate action, and descriptive information for more than 3.5 million securities traded around the world, including hard-to-value instruments. Many of the world’s best-known financial services and software companies subscribe to the Company’s services in support of their trading, analysis, portfolio management, and valuation activities.

Interactive Data Corporation is headquartered in Bedford, Massachusetts. Through its branded businesses, FT Interactive Data, ComStock, CMS BondEdge, and eSignal, Interactive Data Corporation has approximately 1,800 employees in offices located throughout North America, Europe, Asia, and Australia. Pearson plc (NYSE: PSO), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, owns approximately 60 percent of the outstanding common stock of Interactive Data Corporation.

COMPANY CONTACTS

Investor Contact:	Media Contact:
Andrew Kramer	Jeanne Murphy
Director of Investor Relations	Marketing Communications Manager
781-687-8306	781-687-8548
Andrew.Kramer@interactivedata.com	Jeanne.Murphy@interactivedata.com

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands except per share data)

	Three Months Ended			Twelve Months Ended
	December 31			December 31
	2004	2003	Change	2004	2003	Change

SERVICE REVENUE	$125,176	$120,419	4.0%	$484,565	$442,690	9.5%

COSTS & EXPENSES
Cost of services	42,264	38,894	8.7%	156,646	141,631	10.6%
Selling, general & administrative	39,961	43,535	-8.2%	161,313	149,129	8.2%
Depreciation	4,793	4,093	17.1%	18,521	16,807	10.2%
Amortization	5,599	5,413	3.4%	22,216	19,774	12.3%

Total costs & expenses	92,617	91,935	0.7%	358,696	327,341	9.6%

INCOME FROM OPERATIONS	32,559	28,484	14.3%	125,869	115,349	9.1%

Other income, net	968	189	412.2%	2,522	1,100	129.3%

INCOME BEFORE INCOME TAXES	33,527	28,673	16.9%	128,391	116,449	10.3%
Income tax expense	12,451	10,454	19.1%	48,120	44,248	8.8%

NET INCOME	$21,076	$18,219	15.7%	$80,271	$72,201	11.2%

NET INCOME PER SHARE
Basic	$0.23	$0.20	15.0%	$0.86	$0.78	10.3%
Diluted	$0.22	$0.19	15.8%	$0.84	$0.76	10.5%

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	93,086	92,754	0.4%	93,152	92,319	0.9%
Diluted	95,917	94,903	1.1%	95,525	94,450	1.1%

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2004	2003
	Unaudited
ASSETS

Current Assets:
Cash and cash equivalents	$207,908	$131,639
Marketable securities	2,371	—
Accounts receivable, net	86,884	75,785
Prepaid expenses and other current assets	15,809	6,773
Deferred income taxes	5,838	4,640

Total current assets	318,810	218,837

Property and equipment, net	54,854	46,193
Goodwill	480,444	462,323
Other intangible assets, net	169,338	182,305
Other assets	816	664

Total Assets	$1,024,262	$910,322

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable, trade	$14,532	$9,877
Payable to affiliates	1,552	1,279
Accrued liabilities	67,276	62,311
Income taxes payable	10,672	12,948
Deferred revenue	40,774	30,336

Total current liabilities	134,806	116,751
Deferred tax liabilities	29,583	29,204
Other liabilities	2,117	1,836

Total Liabilities	166,506	147,791

Stockholders’ Equity:
Preferred stock	—	—
Common stock	963	950
Additional paid-in capital	821,590	800,391
Treasury stock, at cost	(44,308)	(26,980)
Accumulated earnings (deficit)	58,074	(22,197)
Accumulated other comprehensive income	21,437	10,367

Total Stockholders’ Equity	857,756	762,531

Total Liabilities and Stockholders’ Equity	$1,024,262	$910,322

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Twelve Months Ended
	December 31,
	2004	2003
	Unaudited
Cash flows provided by (used in) operating activities:

Net income	$80,271	$72,201
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,737	36,581
Tax benefit from exercise of stock options	3,778	3,776
Deferred income taxes	1,101	(543)
Other non-cash items, net	2,622	1,892
Changes in operating assets and liabilities, net	(6,807)	(4,353)

NET CASH PROVIDED BY OPERATING ACTIVITIES	121,702	109,554

Cash flows provided by (used in) investing activities:

Purchase of fixed assets	(23,898)	(21,503)
Acquisition of business	(17,683)	(122,336)
Purchase and sale of marketable securities	(2,371)	—
Other investing activities	—	506

NET CASH (USED IN) INVESTING ACTIVITIES	(43,952)	(143,333)

Cash flows provided by (used in) financing activities:

Purchase of treasury stock	(17,328)	(1,330)
Proceeds from exercise of stock options and employee stock purchase plan	12,935	9,925

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(4,393)	8,595

Effect of exchange rate on cash	2,912	3,580

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	76,269	(21,604)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	131,639	153,243

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$207,908	$131,639

RECONCILIATION OF NON-GAAP MEASURES

Revenue by Business Unit and Organic Revenue Growth (Service Revenue Before Effects of Foreign
Exchange, and FutureSource, HyperFeed and Index Services Revenue)

($ in Thousands)	Q4 2004	Q4 2003	Growth
Service Revenue
FT Interactive Data	$87,806	$82,337	6.6%
ComStock	10,276	17,626	-41.7%
CMS BondEdge	8,147	7,856	3.7%
eSignal	18,004	11,340	58.8%
Other	943	1,260	-25.2%

	$125,176	$120,419	4.0%

Effects of Foreign Exchange	(1,681)	—

Service Revenue before Effects of Foreign Exchange	123,495	120,419	2.6%

Service Revenue – FutureSource	(5,732)	—

Service Revenue – HyperFeed	(2,436)	(1,741)

Service Revenue – Index Services	—	(1,092)

Organic Revenue Growth (Service Revenue before Effects of Foreign Exchange, and FutureSource, HyperFeed and Index Services Revenue)	$115,327	$117,586	-1.9%

Total Costs and Expenses Before Effect of FutureSource, HyperFeed and Index Services Total
Costs and Expenses, Effects of Foreign Exchange, and Data Center Consolidation Initiative Costs

($ in Thousands)	Q4 2004	Q4 2003	Growth
Total Costs & Expenses	$92,617	$91,935	0.7%

Total Costs & Expenses – HyperFeed	(1,408)	(1,735)

Total Costs & Expenses – Index Services	—	(425)

Total Costs & Expenses – FutureSource	(5,225)	—

Effects of Foreign Exchange	(1,123)	—

Data Center Consolidation Initiative Costs	(2,528)	(1,250)

Total Costs & Expenses before above factors	$82,333	$88,525	-7.0%